EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-49577 and 333-136787 on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 33-52759 on Form S-3 of our reports dated February 28, 2007, relating to the financial statements (and with respect to the report on those financial statements, expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of new accounting pronouncements in 2004 and 2006) and financial statement schedule of AEP Texas Central Company and subsidiaries appearing in and incorporated by reference in the Annual Report on Form 10-K of AEP Texas Central Company and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 28, 2007